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                                                                      EXHIBIT 99

Investor Release

  FOR IMMEDIATE RELEASE                   FOR MORE INFORMATION CONTACT:
  ---------------------                   -----------------------------
  08/10/98                                Investors:  Mary Healy, 630-623-6429
                                          Media:  Chuck Ebeling, 630-623-6150


             McDONALD'S ANNOUNCES ADDITIONAL STOCK REPURCHASE AND
                        EXPECTS STRONG EARNINGS GROWTH
             ----------------------------------------------------

OAK BROOK, IL -- McDonald's Corporation announced today that it has completed its $2 billion, three-year share repurchase program begun in 1996, and that it intends to continue to buy back its stock.

          Jack M. Greenberg, McDonald's President and CEO, said, "We have completed our current share repurchase program early and will continue to buy shares, because we believe that McDonald's current stock price is particularly attractive and we are enthusiastic about our continuing growth prospects. Using our financial capacity to buy stock continues to be an excellent way to provide shareholder value, and we expect to finalize plans for a new multi-year share repurchase plan in the next few months.

          "We are pleased with our global performance in the first half of this year and expect to continue to post strong earnings growth for the rest of the year. We are on track to meet our stated objective of increasing earnings per share 10 to 15 percent in each of the next five years, excluding the effect of foreign currency translation. Our growing international business has strong fundamentals and is positioned to achieve another record year in operating income, despite economic challenges in some Asian markets. Our U.S. business continues its positive momentum; we look forward to strong growth in operating income for the rest of 1998 and are excited about our opportunities to sustain such growth into the future."

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FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this press release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the success of operating initiatives and advertising and promotional efforts and changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; availability and cost of land and construction; legislation and government regulation; and accounting policies and practices.

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